AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT, dated as of January 26, 2007 (this "Agreement"), is made by and between **tglo.com, inc.,** a Delaware corporation ("tglo"), and **SPEECHO LLC**, a Florida limited liability company ("SPEECHO" or the "Licensee"). tglo and SPEECHO are individually referred to herein as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, SPEECHO is in the business of distributing chat, VoIP and video communications software over the Internet;

WHEREAS, pursuant to that certain License Agreement, dated November 22, 2006 (the "Original License Agreement"), tglo licensed its chat, VoIP and video communications technology to SPEECHO and SPEECHO accepted such license on the terms and conditions set forth therein; and

WHEREAS, the Parties desire to restate and, where applicable, amend the provisions of the Original License Agreement in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

"Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

"Confidential Information" means confidential or other proprietary information that is disclosed by one party to the other hereunder, including software designs, product specifications, technical and other documentation, inventions, developments, processes, plans, technical

information, know-how, business and product plans, financial information and other confidential business information whether in oral, written, graphic or electronic form. Information in written, graphic or electronic form that is marked confidential at the time of disclosure will be treated as Confidential Information, subject to the exclusions below. Information disclosed orally and designated at the time of disclosure as confidential and thereafter reduced to writing, marked as confidential and provided to the receiving party within thirty (30) days following initial disclosure will also be deemed Confidential Information. Confidential Information will not include information which the receiving party can demonstrate with competent evidence: (i) is public knowledge at the time in question without any action by, or involvement of, the receiving party and without a breach of a confidentiality obligation to the disclosing party; (ii) was already lawfully known to the receiving party at the time of disclosure by the disclosing party; (iii) is independently developed by the receiving party without use of or access to the disclosing party's Confidential Information; or (iv) is rightfully received by the receiving party from a third party without a duty of confidentiality to the disclosing party. tglo Software and Documentation will be deemed the Confidential Information of tglo, whether or not it is marked as such.

"Documentation" means any specifications or other technical information relating to the Software, in either electronic or hard copy format, including, but not limited to, all operator's and user's manuals, training materials, guides, commentary, listings and other materials relating to, or for use in connection with, the Software.

"End-User" means each individual consumer and/or commercial enterprise who licenses or uses any or all of the Technology or who licenses, purchases or uses any products or services which incorporate any or all of the Technology, whether from Licensee or from any sublicensee approved by tglo.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Intellectual Property Rights" means any and all now known or hereafter existing (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, database rights, moral rights, and mask works; (b) trademark, service mark and trade name rights; (c) trade secret rights; (d) patents, designs, algorithms, and other industrial property rights; (e) other intellectual property and proprietary rights of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (f) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the foregoing.

"Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

"License" means the license to use the Technology granted by Section 2.1 hereof.

"Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

"Regulatory Authority" means: (i) The United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Software" shall mean the chat, Voice Over the Internet Protocol ("VoIP") and video communications software enabling users to "chat" or communicate over the Internet developed, owned and/or licensed by tglo, theglobe.com, inc. or any other Subsidiary of theglobe.com, inc. and any modified, updated or enhanced versions of such software that any of them may develop or create during the term of this Agreement.

"Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its Subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or Subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

"Tax" means any U.S. or Canadian federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto whether disputed or not.

"Technology" means the Software and Documentation.

ARTICLE II
LICENSE OF CHAT, VOIP AND VIDEO COMMUNICATIONS TECHNOLOGY

2.1 Grant of License. Subject to the terms and conditions of this Agreement, tglo hereby grants to the Licensee a non-exclusive and nontransferable (except in accordance with Section 2.4) license to market and sub-license the Technology to End-Users, including, but not limited

to, via the Internet Website now called "SPEECHO," and any modifications or subsites thereof, and otherwise to use the Technology for the purposes contemplated by this Agreement.

2.2 Restrictions on Technology Use. The license granted herein is granted solely to Licensee, and not, by implication or otherwise, to any Subsidiary or Affiliate of Licensee. Licensee may not copy, distribute, reproduce, use or allow access to the Technology except as explicitly permitted under this Agreement, and Licensee will not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from the Technology or any internal data files generated by the Technology, without obtaining written consent or approval in advance from an officer of tglo. Licensee shall not remove, obscure, or alter tglo's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within the Technology.

2.3 Ownership. As between tglo and Licensee, except as disclosed in Section 2.11, tglo owns and shall retain all right, title, and interest in and to the Technology, including all Intellectual Property Rights therein and Licensee owns and shall retain all right, title, and interest in all Internet websites and other Internet or global computer network facilities used by Licensee in connection with this Agreement. Licensee shall provide tglo with access to Licensee's facilities, at reasonable times and upon reasonable notice, to verify Licensee's compliance with the terms of this Agreement. All rights not expressly granted to Licensee hereunder are reserved to tglo.

2.4 Terms and Conditions of Use by End-Users. Licensee may make the Technology available to End-Users of its websites for purposes consistent with, and subject to, the terms of Section 2.1. In connection therewith, each End-User will be required to affirmatively agree with the terms and conditions of his/her/its use of the Technology, which terms and conditions must be submitted to tglo by Licensee for approval prior to Licensee's making the Technology available for use by End-Users. Such terms and conditions shall meet all applicable Legal Requirements and tglo may not require any term or condition that does not meet an applicable Legal Requirement. tglo shall not unreasonably withhold or delay its approval of the terms and conditions.

2.5 Restrictions on Chat, VoIP and Video Communications Software Sold or Sub-Licensed. During the term of the License, Licensee shall not sell or license, nor shall it permit any of its Affiliates to sell or license, any chat, VoIP or video communications software or software products that compete with the Technology unless such sales or licensing activities are pre-approved in writing by tglo.

2.6 License Fee. In consideration for the rights granted hereunder, Licensee will pay to tglo, effective as of the date of this Agreement, license fees of $[redacted] per month (the "Monthly License Fee"). Once the total number of End-Users of the Technology reaches [redacted], the Monthly License Fee will be increased by $[redacted] per month, to a total of $[redacted] per month. Thereafter, the Monthly License Fee will be increased by an additional $[redacted] per month for each additional [redacted] End-Users of the Technology (for example, once the total number of End-Users of the Technology reaches [redacted], the Monthly License Fee due hereunder will be increased to $[redacted] per month). The Monthly License Fee will be based on the total End-Users as of the last day of each calendar month. The first month's Monthly License Fee shall be pro-

rated based on the number of days elapsed between the effective date of the Agreement and the last day of the first calendar month covered by this Agreement. All License Fees will be due and payable to tglo no later than 20 days following the close of the month.

2.7 Taxes. The License Fees exclude all applicable sales, use and other taxes and all applicable export and import fees, customs duties and similar charges, other regulatory fees and charges, and Licensee will be responsible for payment of all such taxes (other than taxes based on tglo's net income), fees, duties and charges, and any related penalties and interest, arising from the payment of the License Fees or the delivery or license of the Technology to Licensee. When tglo has the legal obligation to pay or collect such taxes and/or regulatory fees, the appropriate amount shall be invoiced to and paid by Licensee unless Licensee provides tglo with a valid exemption certificate authorized by the appropriate regulatory and/or taxing authority.

2.8 Acceptance of Technology. Licensee shall have a thirty (30) day "Acceptance Period" beginning on the date of delivery of the Technology to accept the Technology. During the Acceptance Period, Licensee may cancel this Agreement by giving written notice to tglo and returning the Technology to tglo. Unless such cancellation notice is given, the license will be deemed accepted by Licensee at the end of the Acceptance Period. Should Licensee decide to cancel this Agreement under the terms of this Section 2.8, tglo shall promptly, without setoff or deduction, return to Licensee all license fees paid by Licensee hereunder.

2.9 Maintenance of Software. During the first twelve months of the Term of this Agreement, tglo agrees to maintain the Software at [redacted] so that it functions in accordance with the then-current Documentation. Thereafter, any maintenance of the Software and any modifications to the Documentation resulting from such maintenance shall be performed only upon agreement in each instance as to the fees to be charged by tglo therefor, which shall not exceed a reasonable fee based on market terms. tglo has no obligations or responsibilities under this Section 2.9 if the Technology is modified, updated or changed in any way without tglo's permission.

2.10 Records and Reporting Requirements.

(a) At the time Licensee makes its payment to tglo of the License Fee due hereunder, Licensee shall deliver to tglo a report showing the total number of End-Users used as a basis for the calculation of the License Fee.

(b) Licensee agrees to keep full, true, and accurate records relating to the obligations owed by Licensee pursuant to this Agreement. These records shall be kept by the Licensee at the usual place where its books of account are kept. Such records shall be retained by the Licensee for at least three (3) years following the end of the calendar year to which they pertain. Licensee shall, in accordance with this sub-section, provide to tglo, at tglo's option and expense, access to such records as tglo may reasonably request from time to time during the Term of this Agreement and for three (3) years following the end of the calendar year in which this Agreement terminates or expires. Upon not less than thirty (30) days prior written notice to Licensee, tglo may request that it be given access to and the right to inspect, during Licensee's normal business hours, that portion of Licensee's records which relates to Licensee's

performance of its obligations under this Agreement, provided, however, that (a) tglo shall not request such access more often than twice per calendar year, (b) such inspection shall not unreasonably disrupt Licensee's normal operations, (c) any claim for additional License Fees based on any such inspection shall be made within one (1) year of the end of the period to which such License Fees pertain, and shall be accompanied by the report, if any, made to tglo by the person conducting any such inspection.

(c) tglo shall be solely responsible for the cost of any such inspection, unless the inspection finds a discrepancy of more than five percent (5%) in the amount that should have been paid by Licensee during the period(s) in question, in which case Licensee shall (i) pay for the reasonable costs incurred by tglo in connection with such audit, and (ii) unless reasonably disputed by Licensee, pay any amount owed to tglo, including a late fee calculated thereon at the greater of one percent (1%) per month, or the maximum allowed by applicable law.

2.11 Warranties, Representations and Covenants; Disclaimer.

(a) tglo represents and warrants to Licensee that:

(i) it has full power and authority to enter into this Agreement and to grant the License and other rights granted herein;

(ii) tglo's entry into and performance of this Agreement, and Licensee's use of the Technology as contemplated by this Agreement, will not violate any agreement to which tglo is a party;

(iii) except for the license related to certain VoIP services within the field of use as defined by the Settlement Agreement dated August 22, 2006, by and between Sprint Communications Co. L.P., theglobe.com, inc. and tglo, tglo owns all right, title and interest in and to the Technology;

(iv) except with respect to a lien in favor of E&C Capital Partners LLLP, no security interest or lien exists upon the Technology; and

(v) the use of the Software in accordance with the Documentation and for the purposes contemplated by this Agreement does not infringe the rights of any Person.

(b) EXCEPT AS EXPRESSLY PROVIDED ABOVE, TGLO LICENSES THE TECHNOLOGY TO LICENSEE ON AN "AS IS" BASIS AND TGLO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE TECHNOLOGY. TGLO SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSEE ACKNOWLEDGES THAT THE DISCLAIMER OF WARRANTIES IN THIS AGREEMENT IS FAIR AND REASONABLE AND A FUNDAMENTAL PART OF THIS AGREEMENT AND THAT TGLO WOULD NOT AGREE TO ENTER THIS AGREEMENT WITHOUT SUCH DISCLAIMERS.

ARTICLE III
OTHER AGREEMENTS

3.1 Ownership of Customer Lists. Any customer lists developed by Licensee as a result of the sale or sub-license of any products and/or services using the Technology shall be co-owned by Licensee and tglo and may not be sold or licensed to a third party without the express consent of both Licensee and tglo.

ARTICLE IV
TERM OF THE AGREEMENT

4.1 Term. The Initial Term of this Agreement ("Initial Term") will begin upon its effective date and continue for a period of ten (10) years, unless terminated pursuant to Section 4.2 below. Thereafter, this Agreement shall be automatically renewed for additional one (1) year terms unless either Party gives notice of its intent not to renew within sixty (60) days of the expiration date of the Agreement, including any extensions, amendments and renewal periods. At the end of the Initial Term, in the event that (i) Licensee has operated as a going concern throughout the entire Initial Term and (ii) the Licensee has, at the end of the Initial Term, achieved a minimum of 100,000 concurrent End-Users, then Licensee shall have the option to continue to license the Technology, on a perpetual basis, subject to the terms and conditions of this Agreement (including, without limitation, the rights of termination set forth in Section 4.2 below).

4.2 Termination. The Agreement shall continue in force as provided in Section 4.1 until terminated as follows:

(a) If either Party breaches any of its obligations, representations or warranties contained in this Agreement and fails to cure the breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice; or

(b) this Agreement shall terminate, at the option of the other Party, upon dissolution or cessation of business or bankruptcy or insolvency of Licensee or tglo or theglobe;

(c) Licensee may terminate this Agreement in the event that the Software ceases to function in accordance with the then-current Documentation and tglo cannot, or refuses to, cause the Software to function in accordance with the then-current documentation.

4.3 Effect of Termination. Upon termination of this Agreement for any reason, all license and other rights of the Parties shall cease. In addition, upon termination of this Agreement for any reason, or upon a Party's written request, the other Party will promptly return to the other Party, or, if the requesting party so directs, destroy and certify as to such destruction, all copies of Confidential Information and other tangible materials regarding the Confidential Information in such Party's possession.

ARTICLE V
GENERAL

5.1 Independent Contractors. The relationship of tglo and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners (except as otherwise included herein), or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

5.2 Assignment and Sublicensing. Licensee may not assign this Agreement or assign or sublicense any of its rights or obligations hereunder to any Person, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of tglo, which consent shall by given or withheld by tglo in its sole and absolute discretion (provided, however, that the foregoing shall not constitute a restriction on the sublicense of the Technology to End-Users under terms and conditions approved by tglo as provided in Section 2.4). Nothing in this Agreement shall prohibit tglo from assigning any of its rights or obligations hereunder.

5.3 Confidentiality. Each Party shall maintain in confidence all Confidential Information disclosed by the other Party. Each Party agrees that it shall not use, disclose or grant use of such Confidential Information except as expressly authorized by the other Party hereunder. Both Parties hereby agree to use at least the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care, to ensure that its employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information. No such approval shall be required to release information which is either required to be disclosed by law, or with respect to a Party's disclosure obligations under the federal securities laws, which the disclosing Party believes is appropriate for disclosure after consultation with legal counsel.

5.4 Indemnification. Each Party agrees at its own expense to defend, indemnify, and hold the other Party and the shareholders, directors, officers, employees and agents of the other Party harmless from and against any and all actions, demands, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys' fees), including, but not limited to, claims, losses or damages arising out of or relating to such Party's breach of this Agreement or any warranty or representation contained herein, or arising out of or relating to such Party's negligence, willful misconduct or illegal acts.

5.5 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY (WHETHER IN CONTRACT, NEGLIGENCE, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TECHNOLOGY, OR THE USE OR INABILITY TO USE THE TECHNOLOGY, EVEN IF SUCH PARTY HAS BEEN

ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE FOREGOING, IN NO EVENT WILL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ANY DAMAGES TO SUCH PARTY FROM ANY CAUSE WHATSOEVER, REGARDLESS OF FORM OR ACTION, EXCEED THE AMOUNTS PAID BY LICENSEE TO TGLO UNDER THIS AGREEMENT WITHIN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE CLAIM. THE PARTIES AGREE THAT THE LIMITATIONS AND EXCLUSIONS OF LIABILITY AND DISCLAIMERS SET FORTH IN THIS AGREEMENT WILL SURVIVE AND APPLY EVEN IF FOUND TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

5.6 Force Majeure. Except for payment obligations, nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF TGLO

All obligations of tglo under this Agreement shall be subject to the fulfillment at or prior to the execution of this Agreement of each of the following conditions, it being understood that tglo may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

6.1 Covenants. Licensee shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement or complied with by them at or prior to the date of this Agreement.

6.2 Consents and Approvals. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law or any Regulatory Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a material adverse effect on Licensee or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the ability of Licensee to perform its obligations under this Agreement.

6.3 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority, and no Legal Requirement or policy of any applicable regulatory authority, shall have been enacted, promulgated or issued that would: (i) prevent or make illegal the consummation of any transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF LICENSEE

All obligations of Licensee under this Agreement shall be subject to the fulfillment at or prior to the execution of this Agreement of each of the following conditions, it being understood that Licensee may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1 Covenants. tglo shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement or complied with by them at or prior to the date of this Agreement.

7.2 Consents and Approvals. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law or any Regulatory Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a material adverse effect on tglo or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the ability of tglo to perform its obligations under this Agreement.

7.3 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority, and no Legal Requirement or policy of any applicable regulatory authority, shall have been enacted, promulgated or issued that would: (i) prevent or make illegal the consummation of any transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE VIII
MISCELLANEOUS

8.1 Amendments; Consents; Waivers, Etc. This Agreement may not be amended, supplemented, waived or changed orally, but only in writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

8.2 Written Waiver; Failure to Exercise Rights. No course of dealing between the Parties will operate as a waiver of any of the Parties' rights under this Agreement. No waiver of any breach or default hereunder will be valid unless in writing signed by the waiving party. No failure or other delay by any person in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by a nationally

recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to tglo:	110 East Broward Boulevard Suite 1400 Fort Lauderdale, Florida 33301 Attn: Edward A. Cespedes, President
With a copy to:	Kimberly Barbar, Esq. Proskauer Rose LLP 2265 Glades Road, Suite 340 West Boca Raton, Florida 33431
If to SPEECHO:	Geoffrey D. Lurie 801 Second Avenue New York, New York 10017
With a copy to:	Robert E. Helpern, Esq. Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, New York 10022

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

8.4 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

8.5 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

8.6 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to any choice of law provision or rule (whether of the State of Florida or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Florida).

8.7 Submission to Jurisdiction. Each of the parties to this Agreement irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction sitting in Broward

County, Florida; (b) consents to the jurisdiction of such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in such court; and (d) agrees that service of process in any action or proceeding may be affected on such party by recognized overnight courier as provided in this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.

8.8 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

8.9 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after the date hereof, for no additional consideration and at no additional cost to the requesting party, such further instruments, other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

8.10 Severability. No invalidity or unenforceability of any section of this Agreement or any portion thereof will affect the validity or enforceability of any other section or the remainder of such section.

8.11 Equitable Relief. Each of the Parties acknowledges that any breach by such Party of his, her, or its obligations under this Agreement would cause substantial and irreparable damage to one or more of the other parties and that money damages would be inadequate remedy therefore. Accordingly, each Party agrees that the other parties or any of them will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13 Entire Agreement. This Agreement (including any exhibits and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior agreements or negotiations between the Parties.

8.14 Survival. Notwithstanding anything else contained herein to the contrary, Sections 2.3, 2.10, 2.11(b), 3.1, Article V, Article VIII and the obligation of Licensee to pay any owed but unpaid amounts shall survive the termination of this Agreement for any reason.

8.15 Expenses. Each Party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amended and Restated License Agreement as of the day and year first written above.

tglo.com, inc.

By________________________
Name: Edward A. Cespedes
Title: President

SPEECHO LLC

By________________________
Name:
Title: